UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 16, 2011

NOBLE CORPORATION

(Exact name of Registrant as specified in its charter)

Switzerland	000-53604	98-0619597
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Dorfstrasse 19A Baar, Switzerland	6340
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 41 (41) 761-65-55

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-2(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On December 16, 2011, Noble Corporation, a Swiss company (the “Company”), announced that it has hired James A. MacLennan as Senior Vice President, Chief Financial Officer and Controller of the Company. The Company currently expects Mr. MacLennan to commence his employment with the Company on or about January 9, 2012.

Mr. MacLennan, age 52, served as Chief Financial Officer and Corporate Secretary of Ennis Traffic Safety Solutions, a leading producer of pavement marking materials, from January 2011 to December 2011. From June 2010 to January 2011, Mr. MacLennan did not hold a principal employment. Mr. MacLennan served as Executive Vice President and Chief Financial Officer of Lodgian, Inc., a publicly-traded independent owner and operator of hotels in the United States from March 2006 until Lodgian was acquired by and merged into Lone Star Funds in May 2010. Prior to joining Lodgian, Mr. MacLennan was Chief Financial Officer and Treasurer of Theragenics Corporation, a New York Stock Exchange-listed company that manufactures medical devices. Previously, Mr. MacLennan was Executive Vice President and Chief Financial Officer of Lanier Worldwide, Inc., a publicly-traded technical products company. Mr. MacLennan spent much of his early career in financial positions of increasing responsibility in the oil and gas industry, most notably with Exxon Corporation and later with Noble Corporation. He received both graduate and post-graduate degrees from the University of the Witwatersrand in Johannesburg, South Africa. Mr. MacLennan is also a Chartered Accountant.

There is no arrangement or understanding between Mr. MacLennan and any other person pursuant to which Mr. MacLennan was appointed to his position with the Company. There is no family relationship between Mr. MacLennan and any director or executive officer of the Company. There are no transactions in which Mr. MacLennan has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. MacLennan’s appointment as an officer of the Company, the Company and Mr. MacLennan have agreed that they will enter into an employment and guaranty agreement upon commencement of his employment. For more information regarding the Company’s current form of employment and guaranty agreement for our current executive officers, please read “Executive Compensation — Potential Payments on Termination or Change of Control — Change of Control Employment Agreements” in the Company’s definitive proxy statement filed with the SEC on March 14, 2011.

Also in connection with Mr. MacLennan’s appointment, the Compensation Committee of the Board of Directors authorized and approved awards to Mr. MacLennan of a number of time-vested restricted stock units and a number of stock options to be determined by reference to the fair market value of the shares of the Company on his date of hire, each of which will be granted on the effective date of his employment with the Company. The awards will be made under the Noble Corporation 1991 Stock Option and Restricted Stock Plan pursuant to award agreements to be entered into upon commencement of his employment.

Mr. MacLennan will receive an annual salary at the rate of $375,000 commencing as of the effective date of his employment with the Company. Mr. MacLennan is eligible to participate in the Noble Corporation Short Term Incentive Plan (“STIP”) at an annual target award level of 60 percent of his base salary. Although the 2012 STIP has not been finalized at this time, for additional information on the Company’s current STIP, please read “Executive Compensation — Compensation Discussion and Analysis” on pages 19 and 20 of the Company’s definitive proxy statement filed with the SEC on March 14, 2011.

Upon commencement of Mr. MacLennan’s employment with the Company, Dennis J. Lubojacky will no longer serve as the principal financial officer and principal accounting officer of the Company.

Item 7.01. Regulation FD Disclosure.

On December 16, 2011, the Company issued a news release announcing that the Board of Directors had appointed James A. MacLennan as Senior Vice President, Chief Financial Officer and Controller of the Company.

A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K and will be published in the “Newsroom” area on the Company’s web site at http://www.noblecorp.com.

Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, the news release is being furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The information required by this Item 9.01(d) is set forth in the Index to Exhibits accompanying this report and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Noble Corporation, a Swiss corporation

Date: December 16, 2011	By:	/s/ Julie J. Robertson
Julie J. Robertson Executive Vice President and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Noble Corporation Press Release dated December 16, 2011.